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Exhibit 1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the beneficial ownership of Common Shares, no par value, of AnorMED Inc. is being filed with the Securities and Exchange Commission on behalf of each of them. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 27, 2006

GENZYME CORPORATION
By:	/s/ PETER WIRTH
	Name:	Peter Wirth
	Title:	Chief Legal Officer and Executive Vice President, Legal and Corporate Development
DEMATAL CORP.
By:	/s/ PETER WIRTH
	Name:	Peter Wirth
	Title:	Secretary and Director

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JOINT FILING AGREEMENT